Filed pursuant to Rule 433. Registration Statement Nos. 333-184147 and 333-184147-01, 333-179685 and 333-179685-01 Trading RBS Exchange Traded Notes

	etn ticker	inception date	benchmark index	cash rate	thomson one index ticker	thomson one etn ticker	intraday indicative value ticker	CUSIP	moving avg/ days to Confirm trend
RBS Trendpilot™ ETNs
RBS US Large Cap Trendpilot™ ETN	TRND	12/6/10	S&P 500® Total Return Index	3-Month U.S. Treasury Bills1	TPLCUT	TRND.P	TRND.IV	78009L308	200/5
RBS US Mid Cap Trendpilot™ ETN	TRNM	1/25/11	S&P MidCap 400® Total Return Index	3-Month U.S. Treasury Bills1	TPMCUT	TRNM.P	TRNM.IV	78009L209	200/5
RBS Gold Trendpilot™ ETN	TBAR	2/17/11	Price of Gold Bullion	3-Month U.S. Treasury Bills1	TPGLDUT	TBAR.P	TBAR.IV	78009L407	200/5
RBS Oil Trendpilot™ ETN	TWTI	9/13/11	RBS 12-Month Oil Total Return Index	3-Month U.S. Treasury Bills1	TPOILUT	TWTI.P	TWTI.IV	78009P127	100/5
RBS NASDAQ-100® Trendpilot™ ETN	TNDQ	12/8/11	NASDAQ-100® Total Return IndexSM	3-Month U.S. Treasury Bills1	tpndqut	TNDQ.K	TNDQ.IV	78009P143	100/5
RBS China Trendpilot™ ETN	TCHI	4/13/12	BNY Mellon China Select ADR Total Return IndexSM	3-Month U.S. Treasury Bills1	TPCHINUT	TCHI.K	TCHI.IV	78009P150	100/3
RBS Sector ETNs
RBS Global Big Pharma ETN	DRGS	10/21/11	NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM	N/A	DGETR	DRGS.K	DRGS.IV	78009P135	N/A

					thomson	thomson	intraday
	etn	inception			one index	one etn	indicative
	ticker	date	underlying indices		ticker	ticker	value ticker	CUSIP	rebalanced
RBS Alternator ETNs
RBS US Large Cap Alternator ETN™	ALTL	8/30/12	S&P 500® Total Return Index, S&P 500® Equal Weight Total Return Index, S&P 500® Low Volatility Total Return Index		ALTLCUT	ALTL.P	ALTL.IV	78009P168	Monthly

	etn ticker	inception date	underlying index		thomson one index ticker	thomson one etn ticker	intraday indicative value ticker	CUSIP	rebalanced to target weights
RBS Rogers Enhanced ETNs
RBS Rogers Enhanced Commodity Index ETN	RGRC	10/25/12	RICI EnhancedSM Commodity Total Return Index		RGRC.ID	RGRC.P	RGRC.IV	78009P176	Semi-Annually
RBS Rogers Enhanced Energy ETN	RGRE	10/25/12	RICI EnhancedSM Energy Total Return Index		RGRE.ID	RGRE.P	RGRE.IV	78009P192	Semi-Annually
RBS Rogers Enhanced Argiculture ETN	RGRA	10/25/12	RICI EnhancedSM Agriculture Total Return Index		RGRA.ID	RGRA.P	RGRA.IV	78009P184	Semi-Annually
RBS Rogers Enhanced Precious Metals ETN	RGRP	10/25/12	RICI EnhancedSM Precious Metals Total Return Index		RGRP.ID	RGRP.P	RGRP.IV	78009P200	Semi-Annually
RBS Rogers Enhanced Industrial Metals ETN	RGRI	10/25/12	RICI EnhancedSM Industrial Metals Total Return Index		RGRI.ID	RGRI.P	RGRI.IV	78009P218	Semi-Annually

(1)As of the most recent weekly auction FOR REGISTERED BROKER/DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY. NOT FOR DISTRIBUTION TO INDIVIDUAL INVESTORS. www.rbs.com/etnUS | TOLL FREE: 855-727-3877	To find out more Contact your trading desk or Pacer Financial at 855-727-3877 for any trading questions

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the relevant Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Benchmark Index for the RBS Global Big Pharma ETNs comprises securities of a limited number of companies concentrated in the pharmaceuticals industry, and may not be representative of an investment that provides exposure to the pharmaceutical industry as a whole. The RBS Oil TrendpilotTM ETNs, the RBS Rogers Enhanced ETNs and the respective indices that those ETNs track do not provide exposure to spot prices of the relevant commodities and, consequently, may not be representative of an investment that provides exposure to the relevant commodities or buying and holding the relevant commodities. The prices of commodities are volatile and are affected by numerous factors. Each Trendpilot™ Index may underperform its respective Benchmark Index, and is expected to perform poorly in volatile markets. The RBS China Trendpilot™ ETNs involve risks associated with an investment in emerging markets, as well as currency exchange risk. The RBS US Large Cap Alternator IndexTM may underperform the S&P 500® Index or any Underlying Index. Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of the applicable issuer and guarantor to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the “Risk Factors” section of the applicable pricing supplement, before investing.
IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc (RBS Group), The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., RBS plc, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).

RBS China TrendpilotTM Index, RBS US Large Cap TrendpilotTM Index (USD), RBS US Mid Cap TrendpilotTM Index (USD), RBS Gold TrendpilotTM Index (USD) and RBS US Large Cap AlternatorTM Index (USD) are the property of RBS plc, which has contracted with S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) (“S&P Dow Jones Indices”) to maintain and calculate these indices. The S&P 500® Index, the S&P MidCap 400®, S&P 500 Low Volatility Index and S&P 500® Equal Weight Index (including the total return versions) are the exclusive property of S&P Dow Jones Indices and have been licensed for use by RBS plc in connection with certain of these indices. S&P Dow Jones Indices shall have no liability for any errors or omissions in calculating these indices. S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed to S&P Dow Jones Indices. Standard & Poor’s®, S&P®, S&P® 500, S&P MidCap 400®, S&P 500 Low Volatility Index®, S&P 500® Equal Weight IndexTM and S&P 500® EWITM are trademarks of SPFS and together with the “Calculated by S&P Dow Jones Indices Custom” and its related stylized mark(s) have been licensed for use by RBS plc. The RBS China TrendpilotTM ETNs, RBS US Large Cap TrendpilotTM ETNs, RBS US Mid Cap TrendpilotTM ETNs, RBS Gold TrendpilotTM ETNs and RBS US Large Cap Alternator ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices, SPFS, Dow Jones, their affiliates or their third party licensors, and neither S&P Dow Jones Indices, SPFS, Dow Jones, their affiliates or their third party licensors make any representation regarding the advisability of investing in such RBS ETNs.

NASDAQ®, OMX®, NASDAQ OMX®, NASDAQ-100®, NASDAQ-100 Index® and NASDAQ-100® Total Return IndexSM are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc. The RBS NASDAQ-100® TrendpilotTM Index is the property of RBS plc. RBS plc has contracted with The NASDAQ OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the “Corporations”) to calculate and maintain the RBS NAS-DAQ-100® TrendpilotTM Index, either directly or through a third party. Currently, the RBS NASDAQ-100® TrendpilotTM Index is calculated and maintained by Standard & Poor’s (“S&P”) on behalf of The NASDAQ OMX Group, Inc. S&P and the Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS NASDAQ-100® TrendpilotTM ETNs, which are based on the RBS NASDAQ-100® TrendpilotTM Index, have not been passed on by the Corporations or S&P as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or S&P. THE CORPORATIONS AND S&P MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE RBS
NASDAQ-100® TRENDPILOTTM ETNs.
RBS Oil TrendpilotTM Index (USD) and RBS 12-Month Oil Total Return Index (USD) are the property of RBS plc and are calculated by NYSE Arca, a wholly-owned subsidiary of NYSE Euronext. The RBS Oil Trendpilot™ ETNs, which track the RBS Oil TrendpilotTM Index (USD) and RBS 12-Month Oil Total Return Index (USD), are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in such ETNs. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE RBS OIL TRENDPILOT™ INDEX (USD) OR RBS 12-MONTH OIL TOTAL RETURN INDEX (USD) OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUD-ING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The NYSE Arca Equal Weighted Pharmaceutical IndexSM and the NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM are service marks of NYSE Euronext or its affiliates (NYSE Euronext) and have been licensed for use by RBS plc and RBSSI (Licensees) in connection with the RBS Global Big Pharma ETNS. Neither the Licensees nor the RBS Global Big Pharma ETNS is sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the RBS Global Big Pharma ETNS or the ability of the NYSE Arca Equal Weighted Pharmaceutical IndexSM or the NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM to track general stock market performance. NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NYSE ARCA EQUAL WEIGHTED PHARMACEUTICAL INDEXSM OR THE NYSE ARCA EQUAL WEIGHTED PHARMACEUTICAL TOTAL RETURN INDEXSM OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

BNY Mellon is a corporate brand of The Bank of New York Mellon Corporation and may be used as a generic term to reference the corporation as a whole or its various subsidiaries. BNY Mellon and BNY Mellon ADR Indices and BNY Mellon DR Indices are service marks owned by The Bank of New York Mellon Corporation. This information is provided for general purposes only and is not investment advice. We provide no advice nor recommendations or endorsement with respect to any company, security or products based on any index licensed by BNY Mellon, and we make no representation regarding the advisability of investing in the same. BNY Mellon’s Depositary Receipt business is conducted through BNY Mellon.

BNY Mellon does not guarantee the accuracy, timeliness and/or completeness of BNY Mellon ADR Indices and BNY Mellon DR Indices, or any associated indices, or any data included therein, and BNY Mellon shall have no liability for any errors, omissions, or interruptions therein. BNY Mellon makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to BNY Mellon ADR Indices and BNY Mellon DR Indices or any associated indices, or any data included therein, or any materials derived from such data. Without limiting any of the foregoing, in no event shall the company have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. For the full disclaimer please see the pricing supplement relating to the notes that RBS plc and RBS Group filed with the SEC.

The RBS ETNs are not sponsored, endorsed, sold or promoted by Beeland Interests Inc. (“Beeland Interests”), James B. Rogers, Jr. or Diapason Commodities Management SA (“Diapason”). Neither Beeland Interests, James B. Rogers, Jr. nor Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this document, or the advisability of investing in securities or commodities generally, or in the RBS ETNs or in futures particularly. “Jim Rogers”, “James Beeland Rogers, Jr.”, “Rogers”, “Rogers International Commodity Index”, “RICI”, “RICI Enhanced”, and the names of all other RICI EnhancedSM Indices mentioned herein are trademarks, service marks and/or registered marks of Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license. The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr.
NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX (“RICI”), THE RICI ENHANCED, ANY SUB-INDEX THEREOF, OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE RBS ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, THE RICI ENHANCED, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE RBS ETNS. NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS, MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI, THE RICI ENHANCED, ANY SUB INDEX THEREOF, OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

NEITHER THE INDICATION THAT SECURITIES OR OTHER FINANCIAL PRODUCTS OFFERED HEREIN ARE BASED ON DATA PROVIDED BY ICE DATA LLP, NOR THE USE OF THE TRADEMARKS OF ICE DATA LLP IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS DERIVED FROM SUCH DATA IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION OR OPINION BY ICE DATA OR ANY OF ITS AFFILIATES AS TO THE ATTRACTIVENESS OF INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED FROM SUCH DATA. ICE DATA IS NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER FINANCIAL PRODUCTS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH DATA INCLUDED OR REFLECTED THEREIN, NOR AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE DATA INCLUDED OR REFLECTED THEREIN.
The indices that the RBS Rogers Enhanced ETNs track are calculated by NYSE Arca, Inc. (“NYSE Arca”), a wholly-owned subsidiary of NYSE Euronext. The RBS ETNs, which are based on such indices, are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in such products.
nyse arca makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to SUCH indICES or any data included therein. in no event shall nyse arca have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

Copyright © 2012 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an affiliate of RBS NV.